EXHIBIT 99.1

VELOCITY EXPRESS RECEIVES NASDAQ NOTICE;

INTENDS TO REQUEST HEARING

WESTPORT, Conn.—(BUSINESS WIRE)—Feb. 10, 2009 Velocity Express Corporation (NASDAQ: VEXP), the nation’s largest provider of time definite regional delivery solutions, today announced that on February 4, 2009, the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff Determination”) indicating that, based upon the Company’s non-compliance with the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 4310(c)(3), the Company’s securities were subject to delisting from NASDAQ unless the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). The Staff Determination followed earlier correspondence from NASDAQ, which was announced by the Company on October 17, 2008.

The Company intends to request a hearing before the Panel, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. There can be no assurance that following the hearing the Panel will grant the Company’s request for continued listing.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett/Jennifer Belodeau

203-972-9200

jnesbett@institutionalms.com